===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              CLARUS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

May 9, 2002

Dear Fellow Clarus Stockholder:

   As we approach Clarus' Annual Meeting of Stockholders, we want to thank those stockholders who have already voted for Clarus' independent nominees, and encourage those of you who haven't yet voted to do so now. With the meeting less than two weeks away, time is short. We urge you to vote your shares FOR Clarus' nominees by signing, dating and returning the enclosed WHITE proxy card today.

                         LET'S SET THE RECORD STRAIGHT

   You may have received letters and proxy materials from a group of dissident stockholders led by Warren Kanders (the "Dissidents") who are soliciting proxies for their election as directors at the upcoming annual meeting. The Dissidents make a number of statements that are misleading and mischaracterize the actions and intentions of your Board, as well as the financial and performance record of the Company. Your Board repeatedly expressed its willingness to give the Dissidents an opportunity to make a presentation to the Board with respect to their recommendations. In order to have a constructive meeting and to maximize the use of everyone's time, the Clarus Board requested that the Dissidents provide information regarding their intentions, plans and proposals prior to the meeting. The Dissidents never responded to the Board's request and, to date, no meeting has been held. Contrary to the Dissidents' claims, your Board has placed no unreasonable conditions on the Dissidents that would prevent them from meeting with the Board. Yet the Dissidents refuse to share their plans with your Board--Why?

                   WHAT DON'T THE DISSIDENTS WANT US TO KNOW?

   We believe the Dissidents offer nothing to Clarus' stockholders. To date, the Dissidents have not presented Clarus' Board or stockholders with any value-enhancing proposal. The Dissidents have only suggested initiatives that were either ongoing at the Company long before the Dissidents acquired their Clarus shares or have already been adopted by your Board.

   We believe the Dissidents have no credible plan for Clarus' stockholders. The Dissidents claim they intend to sell Clarus' assets and "fully" redeploy Clarus' cash and assets. However, they have not specified in their proxy materials or letters to stockholders how a sale would be accomplished or why a sale is desirable. The Dissidents have not disclosed the feasibility of implementing such a sale or the basis for the Dissidents' belief that a sale can be consummated. Further, the Dissidents have now revealed that, if elected, they may use the Company's cash reserves for unspecified purposes, a resource we have worked hard on your behalf to protect and preserve and which now positions us to pursue the best strategic alternative on your behalf. Consistent with their evasive behavior and having no familiarity with our industry, the Dissidents provide no insight into how they would use the Company's cash or the type of acquisition they would pursue. We simply ask what are the Dissidents' intentions for your Company? We believe that this information is necessary to assist you--the true owners of Clarus--in your analysis and evaluation.

   The Dissidents began purchasing their Clarus shares just two and a half weeks prior to informing the Company that they were seeking election to the Clarus Board and they bought a substantial majority of their shares after initiating their efforts to get themselves elected to your Board. The Dissidents also purchased their Clarus shares at a price near its all-time low; yet, they attempt to mislead you by using arbitrary and inappropriate comparisons to the highest historical points in our stock price--high points that were reached long before the Dissidents became Clarus stockholders. In addition, the Dissidents proposed their nominees to the Clarus Board before ever attempting to speak or meet with any member of Clarus' Board or management team. These facts raise considerable doubt as to the Dissidents' motives and intent. Clarus management has consistently made itself available to listen to and interact with our stockholders. We strongly believe that the Dissidents are only looking after their own short-term self-serving financial interests.

   YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU DO NOT SUPPORT THE DISSIDENTS' NOMINEES OR RETURN ANY GREEN PROXY CARD SENT TO YOU BY THE DISSIDENTS--EVEN AS
                          A PROTEST VOTE AGAINST THEM

                       IT COMES DOWN TO A MATTER OF TRUST

   Continuity of leadership at Clarus is critical to our ability to execute on our new and ongoing initiatives. This is a critical time for your Company, both in terms of the current environment in our industry and the current stage of our strategic planning. During the past six months, in response to the challenges facing Clarus and the software industry as a whole, your Board and management team have been pursuing a business plan designed to enhance value for all Clarus stockholders--and we are beginning to reap the benefits of this plan. We are close to retaining an investment bank to assist the Company in exploring strategic alternatives to maximize stockholder value, which we expect to announce shortly. The Company is in preliminary discussions regarding a potential value-enhancing strategic transaction. We believe that in order to maximize value for all of our Stockholders, identifying the ideal partner, understanding our products and market, and depicting the value to potential buyers will take precisely the expertise of software and industry veterans that your Board's nominees posssess. NOW IS NOT THE TIME FOR A CHANGE IN LEADERSHIP--we believe electing the Dissidents' hand-picked slate to the Clarus Board would disrupt, if not destroy, the progress that Clarus has achieved over the past five quarters and could create a split Board which may be harmful to the value of your Clarus investment.

   Clarus' independent director nominees are fully committed to the Company's long-term success and pursuing initiatives to enhance value for all Clarus stockholders. Clarus' stockholders deserve a Board that has direct operational experience in the software industry and a thorough understanding of Clarus' markets, products and strategies to recognize and maximize Clarus' opportunities and execute the Company's business strategy, as well as a Board with no hidden agenda. Your Board strongly believes that its three independent director nominees for re-election--Todd Hewlin, Mark Johnson and Tripp Rackley--are the most qualified to execute on Clarus' strategy and business plan and lead the Company through the current environment. Each of the Board's nominees has extensive experience in the technology industry, including experience advising technology companies through evolving strategies, including acquisitions and divestitures. Additionally, six of the seven members of your current Board, including the three current Clarus nominees, are independent directors. We believe that the Dissidents' lack of experience in the technology industry and their experience in unrelated industries does not qualify them to serve on your Board of Directors.

                DON'T LET THE DISSIDENTS DERAIL CLARUS' PROGRESS

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL CLARUS STOCKHOLDERS VOTE FOR YOUR BOARD'S NOMINEES. PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE
                                PROXY CARD TODAY

WE URGE YOU TO DISCARD ANY GREEN PROXY CARD AND ANY OTHER MATERIALS THAT MAY BE
                         SENT TO YOU BY THE DISSIDENTS

  YOUR VOTE IS EXTREMELY IMPORTANT -- NO MATTER HOW MANY OR HOW FEW SHARES YOU
                                      OWN.

   As always, we will keep you fully informed as events unfold in the coming weeks. Thank you for your continued support.

                                        On behalf of your Board of Directors,

                                        Stephen P. Jeffery
                                        Chairman


 If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the enclosed self-addressed, stamped envelope today.

 If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

 After signing the enclosed WHITE Proxy Card do not sign or return any green proxy card sent to you by the Dissidents. Remember--only your latest dated proxy will determine how your shares are to be voted at the meeting.

 If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                          17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Stockholders Call Toll Free (866) 219-9662


   This letter contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Information in this letter includes our beliefs, hopes, expectations, intentions and strategies relating to our future results, including certain projections regarding profitability and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statement as a result of certain risks, including the risk that we may not achieve the future financial and strategic results currently anticipated, that we may not enhance stockholder value as currently anticipated in our business plan or that we may not complete a strategic transaction with a party with whom we are currently in discussions. We cannot guarantee our future performance. There can be no assurance that any transaction will result from our review of strategic alternatives or from our retention of an investment bank. All forward-looking statements contained in this letter are based on information available as of the date of this letter and we assume no obligation to update the forward-looking statements contained herein. When used in this letter, the words "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. In light of the significant uncertainties inherent in the forward looking information included in this letter, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans.

                                 [CLARUS LOGO]

Dear Fellow Clarus Stockholder:

   As you may know, a group of dissident stockholders comprised of Warren Kanders, Burtt Ehrlich and Nicholas Sokolow (collectively, the "Dissidents") have announced that they intend to solicit proxies for their election as directors at your Company's upcoming Annual Meeting of Stockholders. Your Board of Directors unanimously recommends that you do not support the Dissidents' nominees. We urge you to vote your shares FOR Clarus' nominees by signing, dating and returning the enclosed WHITE proxy card today. DO NOT return any green proxy card sent to you by the Dissidents--even as a protest vote against them.

                  CLARUS AND ITS MANAGEMENT TEAM ARE CREATING
                  SHAREHOLDER VALUE AND IMPROVING OPERATIONS

   During the past five months, in response to the challenges facing Clarus and the software industry as a whole, your Board and management have been pursuing a business plan designed to enhance value for all Clarus stockholders. Since October 2001, your Board has been working closely with The Chasm Group, LLC, a leading strategic consulting firm specializing in the technology industry, to evaluate the strategic direction of the Company and our products, to assist Clarus in developing the Company's business plan and to enhance our strategic focus. Main aspects of this plan include:

  . Continued Exploration of Strategic Alternatives. The Clarus Board has determined that the Company should retain a financial advisor to assist us in exploring and evaluating strategic alternatives. These alternatives include, among others, evaluating strategic partners that would enable Clarus to more rapidly achieve its growth and scale objectives and to become part of a larger organization with more critical mass and a more expansive platform.

  . Aggressive Reduction of Operating Expenses. In order to preserve the Company's strong cash position and improve our operational and financial flexibility, the Company has completed a program to reduce employee headcount 57 percent with a target of breakeven on a pro forma basis by the end of 2002. In addition, our services and support businesses are already cash flow positive and are expected to remain profitable in 2002. We believe these decisive actions will enable Clarus to compete more effectively, continue to provide all of our customers and partners with industry-leading products and services, and deliver value to all of our stockholders.

  . Significant Progress Towards Profitability. Over the past five quarters, Clarus has made progress toward profitability despite the challenging conditions faced by our industry. Clarus has already begun to realize the benefits of our cost-cutting initiatives and, together with our investments in product development and improved sales and marketing, we believe Clarus is positioned to achieve breakeven on a pro forma basis by the end of 2002.

  . Continued focus on Clarus Sourcing, Procurement and Settlement(TM) products. We intend to continue our focus on driving sales of our sourcing, procurement and settlement products, directly and through selected channel partners. Clarus sourcing, procurement and settlement products are components of the emerging Supplier Relationship Management market and going forward we will continue to develop these products with the requirements of that market in mind.

  . Management and Board. During the last 18 months Clarus has strengthened its management team and Board of Directors with the addition of Sean Feeney as Chief Operating Officer, who brings significant experience in management and sales from CheckFree Corporation, Dun & Bradstreet and Sales Technologies; Jim McDevitt as Chief Financial Officer, who has previous experience with Geac Computer Systems; and Tom Underhill as Vice President of Sales in EMEA, who has previous experience with Sterling Commerce, an e-commerce solution provider. Most recently, Craig Potts has joined Clarus as Vice President of Sales in the Americas. Craig has extensive sales and marketing experience, having held sales and sales management positions at IBM, Accenture, and TenFold. Also during this time we added strategy consultant Todd Hewlin to our Board of Directors. Todd Hewlin is currently a Managing Director at The Chasm Group, a consulting practice focused on helping high technology companies achieve market leadership positions for their core products and services.

                  THE CLARUS NOMINEES ARE THE RIGHT DIRECTORS
                  WITH THE RIGHT EXPERIENCE AT THE RIGHT TIME

   Your Board of Directors strongly believes that our three independent director nominees for re-election at the Annual Meeting of Stockholders--Todd Hewlin, Mark Johnson and Brady L. "Tripp" Rackley, III--are the most qualified to execute on Clarus' strategy and business plan and lead the Company through the current environment. Todd Hewlin, Managing Director at The Chasm Group, has served as a member of Clarus' Board since January 2002 and has over 12 years of experience helping technology companies develop and execute winning business strategies. Mark Johnson, President and CEO of e-RM Partners LLC, a venture capital company that invests in technology and electronic payment companies, has served as a member of Clarus' Board since July 1998. Mr. Johnson has also served in various capacities at CheckFree Corporation, a supplier of financial e-commerce services, software and related products, most recently as Vice Chairman, and served on the CheckFree Board for the past 17 years. Brady L. "Tripp" Rackley, III, an Entrepreneur in Residence at Noro-Moseley Partners, a venture capital firm, has served as a member of Clarus' Board since August 2000. Mr. Rackley was the Founder, Chairman and CEO of nFront, Inc., a provider of comprehensive outsourced solutions, which was acquired by Digital Insight Corp. in February 2000.

   Each of the Company's nominees for re-election has extensive experience in the technology industry, including experience advising technology companies through evolving strategies, including acquisitions and divestitures. Each of our directors is fully committed to actively assisting Clarus' management to help ensure the Company's long-term success. In addition, six of the seven members of your Board of Directors (including the Company's three nominees) are independent directors committed to pursuing all reasonable alternatives to enhance value for all Clarus stockholders.

             WE BELIEVE THE DISSIDENTS HAVE NO RELEVANT EXPERIENCE
                   AND OFFER NO PLAN FOR CLARUS STOCKHOLDERS

   We believe electing the Dissidents to the Clarus Board would disrupt, if not destroy, the progress that Clarus has achieved over the past five quarters and could create a split Board which could be harmful to the value of your Clarus investment. This is a critical time for the Company, both in terms of the current environment in our industry and the current stage of our strategic planning. We believe that continuity of leadership is critical to our ability to execute on our new and ongoing initiatives. Consider what the Dissidents are offering you and then decide for yourself:

  . The Dissidents' nominees have NO EXPERIENCE in the technology industry. The Dissidents do not have any experience in the technology industry and do not offer the Clarus stockholders the necessary expertise or insight into the unique strategic and operational issues faced by a provider of e-commerce solutions. The Dissidents' nominees only have experience on the boards of directors of a manufacturer of body armor for law enforcement personnel, a manufacturer of eyecare products, and a manufacturer of foot orthotics and gait-related products.

  . The Dissidents have only been Clarus stockholders for two months, which raises doubt as to their intent to build long-term value for all of Clarus' stockholders as opposed to pursuing their own self-serving interests.

  . We believe the Dissidents OFFER NOTHING to Clarus stockholders. To date, the Dissidents have not presented Clarus stockholders with any value-enhancing proposal. The Dissidents have only suggested initiatives which were either ongoing at the Company long before they acquired their Clarus shares or have already been adopted by your Board. More importantly, the Dissidents lack the experience of our nominees in evaluating and implementing the Company's business plan under the adverse industry-wide business conditions faced by the Company.

  . The Dissidents were invited to meet with Clarus management but have not done so. Contrary to the Dissidents' claims, several weeks ago we invited the Dissidents to meet with us to discuss any strategic initiatives that they recommend we consider. To date, they have not accepted our invitation.

   We believe that Clarus' stockholders require a Board that has direct operational experience in the software industry and a thorough understanding of Clarus' markets, products and strategies to recognize and maximize Clarus' opportunities and execute the Company's business strategy. We believe that the Dissidents' experience in unrelated industries does not qualify them to serve on your Board of Directors.

                    YOUR BOARD OF DIRECTORS RECOMMENDS THAT
                 ALL CLARUS STOCKHOLDERS SIGN, DATE AND RETURN
 THE ENCLOSED WHITE PROXY CARD TODAY TO VOTE FOR THE ELECTION OF YOUR BOARD'S
                                   NOMINEES

 WE URGE YOU TO DISCARD ANY GREEN PROXY CARD AND ANY OTHER MATERIALS THAT MAY
                       BE SENT TO YOU BY THE DISSIDENTS

   Clarus' Board of Directors unanimously recommends that you vote FOR the Board's nominees. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope. Please do not return any green proxy card sent to you by the Dissidents.

  YOUR VOTE IS EXTREMELY IMPORTANT--NO MATTER HOW MANY OR HOW FEW SHARES YOU
                                     OWN.


 If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the self-addressed, stamped envelope provided today.

 If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

 After signing the enclosed WHITE Proxy Card do not sign or return any green proxy card sent to you by the Dissidents. Remember--only your latest dated proxy will determine how your shares are to be voted at the meeting.

 If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                          17 State Street, 10th Floor
                              New York, NY 10004
                       Banks and Brokers (212) 440-9800
                  Stockholders Call Toll Free (866) 219-9662

   As always, we will keep you informed as events unfold in the coming weeks. In the meantime, you can best protect your investment by voting on the enclosed WHITE proxy card today.

   Thank you for your continued support.

                                         On behalf of your Board of Directors,

                                         Stephen P. Jeffery
                                         Chairman

   This letter contains certain forward-looking statements related to our future results, including certain projections regarding profitability and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this letter, the words "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this letter, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans.